Exhibit 99.1
Raymond Oppel to Retire from Meritage Homes Board of Directors

SCOTTSDALE, Ariz., March 15, 2024—Meritage Homes Corporation (NYSE: MTH, “Meritage,” “Meritage Homes” or the “Company”), the fifth-largest public homebuilder in the U.S., today announced that board director Raymond Oppel will not seek re-election to the Board at the Company’s upcoming annual meeting of shareholders and will retire from his position effective May 16, 2024. Mr. Oppel joined Meritage’s Board in 1997 and during his tenure, chaired the Executive Compensation Committee. He is currently a member of the Executive Compensation and Land Committees.

“On behalf of the Board, I would like to thank Ray for an incredible 27 years of service,” said Steven J. Hilton, executive chairman of Meritage Homes. “As one of our inaugural directors, Meritage has benefited invaluably from his real estate and business acumen. We owe Ray our heartfelt gratitude for his tremendous contribution and dedication.”

About Meritage Homes Corporation

Meritage Homes is the fifth-largest public homebuilder in the United States, based on homes closed in 2023. The Company offers affordable, energy-efficient entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.

Meritage Homes has delivered over 175,000 homes in its 38-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, a ten-time recipient of both the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award and ENERGY STAR® Residential New Construction Market Leader Award, as well as a three-time recipient of the EPA's 2023 Indoor airPLUS Leader Award.

For more information, visit www.meritagehomes.com.

Contacts:         Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com